Exhibit 10. 13
Summary of Director Compensation Plan
Effective as of January 1, 2010
     In an effort to attract and retain well-qualified directors, the Board of Directors (the “Board”) of GeoVax Labs, Inc. (the “Company”) has approved a plan of compensation for the Company’s non-employee directors (the “Plan”). A summary of the material terms of the Plan is as follows:
Directors
•	Each non-employee director shall receive an annual cash retainer of $5,000, payable in four quarterly installments, for service as a member (non-Chairperson) of the Audit Committee.

•	Each non-employee director shall receive an annual cash retainer of $3,300, payable in four quarterly installments, for service as a member (non-Chairperson) of the Compensation Committee.

•	Each non-employee director shall receive the following meeting attendance (as a non-Chairperson) fees: $3,000 per Board meeting attended in person (or $1,500 per Board meeting attended telephonically) and $500 per Committee meeting attended in person (or $400 per Committee meeting attended telephonically).

•	Each non-employee director shall receive a grant of options to purchase 1,320,000 shares of the Company’s common stock on the date that each non-employee director is first elected or appointed to the Board. The Board, upon recommendation of the Compensation Committee based on such committee’s review of the director compensation structure of similar companies, shall determine an annual stock option grant to non-employee directors.
Non-employee Chairperson of the Board
•	A non-employee Chairperson of the Board shall receive an annual cash retainer of $30,000, payable in four quarterly installments, and is not entitled to any additional meeting attendance fees.
Chairpersons of Committees of the Board
•	The Audit Committee Chairperson shall receive an annual cash retainer of $9,000 per year, payable in four quarterly installments, for his/her service in such capacity.

•	The Compensation Committee Chairperson shall receive an annual cash retainer of $6,000 per year, payable in four quarterly installments, for his/her service in such capacity.

•	Each Committee Chairperson shall receive $1,000 per Committee meeting chaired in person (or $750 per Committee meeting chaired telephonically).
Reimbursement of Expenses
•	All reasonable expenses incurred by non-employee directors in their capacity as such shall be reimbursed by the Company.